Exhibit 99.1

Dynavax Announces Positive Topline Phase 1/2 Results Supporting

Potential Best-in-Class Shingles Vaccine Profile

•

At all doses and formulations evaluated in Part 1 of the trial, Z-1018 was well-tolerated and demonstrated a favorable tolerability profile, including lower solicited local and systemic post-injection reactions, versus Shingrix

•	Z-1018 demonstrated robust immune responses in all dose arms, including a 100% humoral vaccine response rate at the dose selected for advancement, with comparable immunogenicity to Shingrix

•	Dynavax selects the optimal dose of Z-1018 for advancement to Part 2 of Phase 1/2 trial in adults 70 years of age and older, expected to initiate in 2H 2025

EMERYVILLE, CA – August 21, 2025 – Dynavax Technologies Corporation (Nasdaq: DVAX), a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines, today announced positive topline results from Part 1 of its randomized, observer-blinded, and active-controlled Phase 1/2 clinical trial of Z-1018, the Company’s novel shingles vaccine candidate, head-to-head versus Shingrix in participants aged 50 to 69 years. Based on these results, Dynavax intends to advance Z-1018 into Part 2 of the Phase 1/2 program in adults 70 years of age and older, expected to initiate in the second half of 2025.

In Part 1 of the trial at one month after the second vaccine dose, Z-1018 demonstrated antibody and CD4+ T cell vaccine responses similar to those observed in the comparator arm receiving Shingrix, the currently licensed shingles vaccine, with a favorable tolerability profile. At the dose formulation and regimen chosen for advancing to Part 2 of the trial, Z-1018 achieved a 100.0% humoral vaccine response rate (antibody production) compared to Shingrix at 96.9%, and an 89.7% cellular immune vaccine response rate (CD4+ T-cell response) compared to Shingrix at 93.5%, resulting in a composite vaccine response rate of 89.7% for the Z-1018 group and 90.3% for Shingrix.

Z-1018 was also well-tolerated with a favorable safety profile in the study. Z-1018 exhibited low rates of grade 2 and 3 solicited local and systemic post-injection reactions (PIRs) in all dose, formulation, and dosing regimen arms. At the dose formulation and regimen chosen for advancement to Part 2 of the trial, 12.5% of participants receiving Z-1018 reported grade 2 or 3 local PIRs and 27.5% reported grade 2 or 3 systemic PIRs, versus 52.6% and 63.2% for Shingrix, respectively. No safety concerns have been identified in this ongoing blinded study that has oversight by a safety monitoring committee.

“These positive data mark an important inflection point for our novel shingles vaccine program as we strive to develop a product with a potential best-in-class profile with the aim to disrupt the multi-billion-dollar shingles vaccine market, which is currently dominated by one product,” said Ryan Spencer, Chief Executive Officer of Dynavax. “We met our goal for this study, as the results show immune responses comparable to Shingrix, along with a favorable tolerability profile, and provide the basis for selecting the dose and regimen to advance into further development. Based on these findings, plans are underway to initiate Part 2 of the Phase 1/2 trial in the 70 and older population, an opportunity to further de-risk this program ahead of Phase 3 development.”

Z-1018 is an investigational shingles vaccine utilizing the Dynavax-manufactured glycoprotein E (gE) antigen and is adjuvanted with CpG 1018, Dynavax’s proprietary vaccine adjuvant. Part 1 of the Phase 1/2 trial was a randomized, observer-blinded, active-controlled, dose escalation, multicenter trial to evaluate the safety, tolerability, and immunogenicity of Z-1018 compared to Shingrix in healthy adult participants aged 50 through 69 years. A key objective of Part 1 was to evaluate three different dose levels of gE antigen (50 mcg, 100 mcg, 200 mcg) with two different adjuvant formulations (one with CpG 1018 alone and one with CpG 1018 plus alum), as well as 8-week and 12-week dosing regimens. The key safety endpoint was solicited local and systemic post-injection reactions (PIRs), measured for up to seven days following each dose. The key immunogenicity endpoints included vaccine response rates (VRR) for anti-gE IgG antibodies and gE-specific CD4+ T cells, assessed four weeks after the second study injection. VRRs were defined as participants with >4-fold increase in anti-gE IgG concentration and, separately, >2-fold increase in CD4⁺ T-cell frequency over baseline. A composite VRR comprised of participants with immune responses that met both antibody and T-cell criteria.

“We are very encouraged by the magnitude and consistency of the immune responses observed, particularly the robust CD4+ T cell activity for Z-1018 compared to Shingrix,” said Robert Janssen, M.D., Chief Medical Officer of Dynavax. “Shingles is a painful disease driven by cellular immune decline with age. A vaccine that provides a strong immune response alongside favorable tolerability, compared to the current standard of care, could provide an important new option for protection against this debilitating disease.”

Based on these results, Dynavax has selected the 100 mcg dose of gE antigen, adjuvanted with CpG 1018 and alum, and using an 8-week dosing interval, to advance into Part 2 of the Phase 1/2 trial. This study will evaluate adults 70 years of age and older to generate clinical proof-of-concept head-to-head versus Shingrix in this key population ahead of advancement into the pivotal program.

The table below summarizes topline immunogenicity results for the Z-1018 arms with the 100 mcg gE formulation, and 8-week dosing interval, compared to Shingrix:

Topline Immunogenicity Results Summary (1-Month Following Second Vaccine Dose)1

Outcome:	Z-1018 100mcg 8-week dosing interval (n = 31)	Z-1018 100mcg/alum 8-week dosing interval (n = 29)	Shingrix (n = 32)
Vaccine Response Rate, Anti-gE Antibodies (95% CI)	100.0% (88.8 - 100.0)	100.0% (88.1 - 100.0)	96.9% (83.8 - 99.9)
Vaccine Response Rate, CD4+ T-cells (95% CI)	87.1% (70.2 - 96.4)	89.7% (72.6 - 97.8)	93.5% (78.6 - 99.2)
Vaccine Response Rate, Composite (95% CI)	87.1% (70.2 - 96.4)	89.7% (72.6 - 97.8)	90.3% (74.2 - 98.0)
Geometric Mean Concentration of Anti-gE Antibodies, IU/mL (95% CI)	63.5 (51.0 - 79.1)	73.8 (59.4 - 91.7)	71.7 (58.7 - 87.5)
Geometric Mean Fold Increase of Anti-gE Antibody Concentration (95% CI)	49.6 (39.8 - 61.8)	57.7 (46.4 - 71.6)	56.0 (45.9 - 68.4)
Median Frequency of Activated gE-specific CD4+ T-cells, per 10[6] T-cells (Q1,Q3)	903.3 (558.4, 1359.7)	1256.7 [709.7, 1609]	1428.3 [891.2, 2318.5]

[1]	Per Protocol Population includes participants receiving both study doses

Topline tolerability results for these study arms are outlined in the following table:

Topline Tolerability Results Summary2

Rate of Participants with Grade 2 or Grade 3 Post Injection Reactions (PIRs):	Z-1018 100mcg 8-week dosing interval (n=40)	Z-1018 100mcg/alum 8-week dosing interval (n=40)	Shingrix (n=38)
Local PIRs	7 (17.5%)	5 (12.5%)	20 (52.6%)
Systemic PIRs	7 (17.5%)	11 (27.5%)	24 (63.2%)

[2]	Safety Population includes all subjects receiving at least one study dose

About Shingles

Herpes zoster, or shingles, is caused by reactivation of the varicella-zoster virus and affects approximately 1 in 3 people in their lifetime. The disease is characterized by a painful rash and can lead to serious complications, particularly in older adults. Despite the availability of an effective vaccine, there remains a need for broader access and improved tolerability.

About Z-1018

Z-1018 is an investigational non-live, recombinant subunit vaccine in development for the prevention of shingles in adults 50 and over. It combines an antigen, glycoprotein E, with Dynavax’s proprietary adjuvant system, CpG 1018, and alum and may help overcome the natural age-related decline in responses to immunization that contributes to the challenge of protecting adults aged 50 and over from shingles.

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. Dynavax has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant, currently used in HEPLISAV-B and multiple adjuvanted COVID-19 vaccines. For more information about Dynavax’s marketed products and development pipeline, visit www.dynavax.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “will,” “may,” “plan,” “potential,” “would” and similar expressions, or the negatives thereof, or they may use future dates. Forward-looking statements made in this document include statements regarding the expected initiation of Part 2 of the Phase 1/2 trial and anticipated benefits from Part 2, the potential for Z-1018 to have a best-in-class profile and possibly disrupt the shingles vaccine market, and the possibility that a vaccine that provides a strong immune response alongside favorable tolerability, compared to the current standard of care, could provide an important new option for protection against shingles. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Dynavax’s business, including, the risk risks related to the timing of initiation, completion and results of planned clinical studies, risks related to the development and pre-clinical and clinical testing of vaccines containing CpG 1018 adjuvant, as well as other risks detailed in the “Risk Factors” section of its Quarterly Report on Form 10-Q for the three months ended June 30, 2025 and periodic filings made thereafter, as well as discussions of potential risks, uncertainties and other important factors in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in its current periodic reports with the SEC.

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